Exhibit 99.2

Contract No.:                                                                                                                Jiangsu Wuxi (Huishan) Life Science & Technology Industrial Park L-Park

LEASE CONTRACT
Party A (Lessee): Cellular Biomedicine Group (Wuxi) Ltd
Party B (Lessor): Wuxi Huishan Xincheng Life Technology Industrial Development Co., Ltd.

             Jiangsu Wuxi (Huishan) Life Science & Technology Industrial Park L-Park

Lessee: Cellular Biomedicine Group (Wuxi) Ltd                                                                                                           (hereinafter referred to as Party A)
Lessor: Wuxi Huishan Xincheng Life Technology Industrial Development Co., Ltd. (hereafter referred to as Party B)
In accordance with the Contract Law of the People's Republic of China and other relevant laws and regulations, Party A and Party B hereby reach the following terms and conditions through negotiation for mutually observing the clauses specified herein below:
Article 1                          Location, Area, Function and Purpose of Leased Premises

1.1
Party A invests in establishing a company in Jiangsu Wuxi (Huishan) Life Science & Technology Industrial Park, with a registered capital of US$20 million and mainly engaging in the R&D and technical services of biomedical technologies.
1.2
Party B rents the premises located at Room E2301 and 1125, Zone A, 2/F, Wuxi (Huishan) Life Science & Technology Industrial Park, 1619 Huishan Avenue, Wuxi (hereinafter referred to as the Leased Premises) to Party A. Specifically, the area of Room E2301 is 420 m2 and the area of Room 1125 is 24 m2. Party A and Party B hold no objection to it.
1.3
The function of the Leased Premises is for Industry, and it is rented to Party A which shall manage it independently.

Article 2                          Term of Lease, Rent and Mode of Payment

2.1
The term of lease is 12 months, from January 1, 2016 to December 31, 2016. The total rent is RMB106, 560.
2.2
The rent is RMB20/ m2/month (calculated as per 12 months/year), paid once every six months (the rent is calculated as follows: monthly rent = unit price of rent × leased area). The time of payment is ten (10) business days prior to each six-month period.

2.3 Where Party A needs to renew the lease, the same shall make written application two (2) months prior to the expiration of lease tern. Party A and Party B will, upon the permission of Party B, re-negotiate the matters concerning the lease and enter into the new lease contract. Party A shall have the priority to rent the house under the equal lease conditions.

Article 3                          Related Expenses and Mode of Payment

3.1
During the lease term, the utilities expense, i.e., water and power, shall be charged and collected by a property management entrusted by Party B in accordance with the charging standards of relevant government departments.
3.2
The property management fee of the Leased Premises is RMB1/m2/month. Both Parties agree that Party A shall pay the property management fee as of January 1, 2016, and the payment shall be paid once every six months (calculation method of rent: monthly property management fee = unit price of property management fee × area of leased premises). Party A shall make payment respectively on June 30, 2016 and December 31, namely RMB2, 664 each time.

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Article 4 Delivery of Leased Premises

4.1
Party A agrees to rent the Leased Premises in status quo. Both Parties shall enter into the Delivery List of Leased Premises after Party A conducts the acceptance check on the Leased Premises. Where Party A has not completed the registration of company upon its acceptance of Leased Premises, the signature of Party A's authorized representative shall be valid equally, and Party A shall undertake to affix the Delivery List of Leased Premises with its official stamp after it has obtained the status of legal entity.

Article 5                          Use of Leased Premises

5.1
Party A shall assume all liabilities for the accidents, i.e., short circuit, fire and power failure arising out of excessive power consumption.
5.2
Party A shall, during the operations in the Leased Premises, undertake to abide by the national and local laws and regulations on environmental protection, without any pollution to the L-Park and its surrounding environment. Should Party A incur the violations, Party B shall be entitled to rescind this Contract, reclaim the Leased Premises specified in Article 1.2 herein and investigate for Party A's liability for breach of contract.
5.3
Without the permission of Party B, Party A shall not occupy the part outside the Leased Premises for the reason whatsoever; otherwise, Party B shall be entitled to, without the permission of Party A, dispose Party A's articles placed outside the Leased Premises. The resulting expenses shall be borne by Party A.
5.4
The Leased Premises specified in Article 1.2 hereof are only for private use of Party A as described in Article 1.1 hereof. Under no circumstance may Party A change the purpose of Leased Premises, unless otherwise permitted by Party B. Party A shall not transfer, sublease, grant, invest, cooperate, mortgage, pledge or otherwise use the lease right of Leased Premises; upon the occurrence of any of the above violations, Party B shall be entitled to terminate this Contract unilaterally without the refund of Performance Bond, and investigate for Party A's legal liabilities.
5.5
Unless otherwise stated, the supporting facilities mentioned herein shall include the connection of power supply, water supply, telecommunication, rain drainage and sewage discharge pipeline, air-conditioner, interior decoration, parking space, and roads, elevators and staircase corridors, etc. within the area. Party A shall not damage the supporting facilities in any form; in case of any damage, Party A shall be liable for remediation and bear all expenses arisen thereof.

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5.6
Where Party A needs to conduct partition, decoration and/or local reconstruction on the Leased Premises and install equipment, pipelines and other facilities, the same shall provide Party B with a decoration plan and corresponding drawings in advance, which can be implemented after the reviews of Party B and execution of Decoration Management Agreement. No acts of Party A may violate the national and local regulations and rules on construction, fire fighting, environmental protection, industrial hygiene, etc., and damage the Leased Premises and the architectural structure of leased premises where it locates. Party A shall not fit up kitchen, bathroom, living room and other illegal buildings without authorization. Should Party A have special needs and obtain the written permission of Party B for change of architectural structure, the same shall be obligated to restore it to the original state upon the expiration of lease term. Relevant government departments, Party B and property management company shall be entitled to supervise and inspect Party A, and require it to immediately make corrections of problems identified thereof. Party A shall be obligated to, in case of a breach of this article, eliminate the barriers and restore the original state, and undertake all expenses arisen thereof. In such a case, Party B shall reserve the right to rescind the Contract.
5.7
No additional building (concrete) structure or advertisement may be built on the outer walls and roofs without authorization. In case of any special needs, Party A shall make written application and carry it out after it has obtained the written permission of Party B and transacted the relevant procedures for approval.
5.8
Party A shall, after settling in the L-Park, strictly abide by the "Regulations on Safety and Environmental Protection" formulated by Party B in accordance with the national laws and regulations. See the details in the "Management Convention of Safety and Environmental for Enterprises Settling in Jiangsu Wuxi (Huishan) Life Science & Technology Industrial Park".
5.9
Party A shall strictly abide by the "Regulations on Safety and Environmental Protection" after settling in the L-Park. See the details in Appendix 2 the "Management Convention of Safety and Environmental for Enterprises Settling in Jiangsu Wuxi (Huishan) Life Science & Technology Industrial Park".

Article 6                          Termination of Contract

6.1
Party A should move its properties out of the Leased Premises when the lease term expires or is terminated ahead of schedule. In such a case, Party A and Party B shall formally handle the surrender of Leased Premises within seven (7) days upon the expiration of lease term. Party A and Party B shall, upon the handover, jointly check whether the Leased Premises and facilities therewith are intact. Any damage thereof shall be compensated according to the cost.

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6.2
Where Party A fails to return the Leased Premises to Party B within ten (10) days upon the expiration of lease term specified herein, both Parties agree that Party B shall be entitled to enter the Leased Premises and reclaim the Leased Premises after disposing the articles thereof as follows: ① In the Leased Premises, the unmovable attachments left over by Party A or those whose value may be damaged upon movement shall be owned by Party B free of charge, whereby Party B may dispose them at its discretion.② Regarding other articles and goods left over by Party A during the Leased Premises, Party B may move them out of the Leased Premises either by itself or by entrusting it to a third party, and store them in a reasonable manner. All expenses arisen thereof, including but not limited to the handling charge, warehousing expense, notary fee (if any), etc. shall be borne by Party A. Party B shall be entitled to directly deduct the equal amount from the security deposit paid by Party A. Where the security deposit is insufficient, Party B shall be entitled to cover the loss after cashing such articles and goods.
6.3
Should Party A terminate the lease ahead of schedule, the same shall make written application for surrender to Party B three (3) months in advance, while Party B shall consult with Party A within one (1) upon receiving the said written application and negotiate the detailed matters concerning early surrender. This Contract will come into termination after Party B issues the written consent or both Parties signs the contract for early termination.
6.4
If Party A does not renew the lease upon its expiration, the same shall send a written notice to Party B at least two (2) months ahead of the expiration of lease term. In the event that Party B needs to check the Leased Premise with an intended lessee, Party A shall render coordination and shall not obstruct it.
6.5
Where the Contract is not renewed upon its expiration or terminated ahead of schedule, Party A shall properly handle the procedures for change or deregistration of registered address before the expiration of contract or early termination, and present the corresponding documentary evidence to Party B; otherwise, Party B shall be entitled to not return the Performance Bond to Party A.

Article 7                          Special Terms between Both Parties

7.1
To support Party B to make more investment and move to new leased premises, Party A grants Party B a free-rent policy for the Leased Premises, whereby Party A need not make payment to Party B.
7.2
Should Party B fail to deliver the Leased Premises to Party A as specified herein or rescind this Agreement ahead of schedule, the same shall indemnify Party A against all losses incurred thereof.

Article 8                          Disclaimer

8.1
Where either party cannot perform this Contract due to serious natural calamities, warfare or other unforeseeable force majeure whose occurrence and consequences cannot be prevented or avoided, the party suffering the above force majeure shall forthwith notify the other party by mail delivery or facsimile, and provide the details of such force majeure and the supporting documents concerning the cause for nonperformance or partial performance or delayed performance of the Contract. Such certification should be issued by a notary organ at the place where the force majeure takes place. Where such notarized certification is unavailable, other valid certification should be provided. The party suffering force majeure may be exempted from such responsibilities.

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Article 9                          Miscellaneous

9.1
Any dispute arising during the performance of this Contract shall be solved by both Parties through negotiation. Where the negotiation fails, either party may institute legal proceedings to the local people's court that have jurisdiction over the suit.
9.2
This Contract shall be governed by and be interpreted in accordance with the laws of the People's Republic of China.
9.3
Appendixes to the Contract shall constitute an integral part of this Contract, which shall have the equal legal effect as this Contract after they are signed and sealed by legal representatives or authorized representatives of both Parties.
9.4
This Contract is made in four (4) copies, with each party holding two (2) ones. This Contract shall forthwith come into force upon being signed and sealed by both Parties.

(NO TEXT BELOW)

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(This page is for signatures)

Party A: Cellular Biomedicine Group (Wuxi) Ltd

Legal Representative or Authorized Representative:

Seal:

April 19, 2016

2016.4.19

Party B: Wuxi Huishan Xincheng Life Technology Industrial Development Co., Ltd.

Legal Representative or Authorized Representative:

Seal:

或授权代表：

Dated: April 19, 2016

Place of Signing: Wuxi Huishan Economic Development Zone, Jiangsu

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